2013/2014 PreLeasing Update as of April 4, 2013 and 2012

								2012
		2013-2014		2012-2013		Projected		Fall Opening
	Community Type	Leases	%	Leases	%	Rate Increase	Design Beds	Occupancy

	Same-communities - Tiers
	Prior Year Occupancy Below 95%	6,509	49.4%	6,133	46.6%	1.7%	13,164	85.9%
	Prior Year Occupancy 95% to 97.9%	931	85.6%	207	19.0%	3.9%	1,087	96.0%
	Prior Year Occupancy 98% and Above	5,148	69.2%	5,298	71.2%	3.0%	7,440	99.8%
	Total Same-communities	12,588	58.0%	11,638	53.7%	2.2%	21,691	90.9%
	Total New-communities [1]	3,129	57.3%	N/A	N/A	N/A	5,458	N/A
	Total	15,717	57.9%				27,149

[1]	New communities include those that have been purchased or developed since September of 2012.

Note: Leasing data for Central Hall at the University of Kentucky (UK) and 3949 Lindell is not included in the numbers shown above. Applications for Central Hall are handled by UK admissions and will not turn into leases until approximately May. We expect to be 100% leased in the fall. Also, the redevelopment of 3949 Lindell at Saint Louis University, which was damaged by fire on July 17, 2012, is underway. The community is expected to be fully reopened this summer. The redevelopment costs are covered by insurance proceeds.